Exhibit 1

May 13, 2013

To whom it may concern,

Company Name	Kiyo Holdings, Inc.
Name of Representative	Hiroomi Katayama, President
(Code: 8415; First Section of the Tokyo Stock Exchange)
Contact	Susumu Yonesaka, Senior Managing Director and General Manager
(TEL: 073-426-7133)

Notice Regarding the Execution of the Merger Agreement with our

Consolidated Subsidiary the Kiyo Bank, Ltd.

Kiyo Holdings, Inc. (hereinafter referred to as “the Company” or “Kiyo Holdings”) and the Kiyo Bank, Ltd., a consolidated subsidiary of the Company (hereinafter referred to as “the Kiyo Bank”), have entered into a merger agreement (hereinafter referred to as “the Agreement”) with the Kiyo Bank being the surviving company, each company having received the approval of their respective boards of directors at the meeting held separately on May 13, 2013, subject to the approval of the general meeting of shareholders and the class meeting of shareholders and the approval of the authorities concerned, etc.

The Company will obtain approval for the Agreement at the ordinary general meeting of shareholders and the class meeting of shareholders, scheduled for June 27, 2013. The Company will be delisted on September 26, 2013 (the last trading day will be September 25, 2013). The Kiyo Bank, the surviving company, plans to list on the First Section of the Tokyo Stock Exchange on October 1, 2013.

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

1.	Purpose of the Merger

The Company was established with the purpose of facilitating management integration between the Kiyo Bank and the former Wakayama Bank, Ltd. as the holding company of the two banks, in February 2006. Since then, the Company has been engaged in promoting management integration and realizing synergies from the integration at an early stage as well as merging the two banks in October 2006. Today, more than six years after the merger, the Company believes that the purpose of its establishment has almost been fulfilled.

Additionally, the business environment around the Company has changed considerably during the preceding years. Management will be required to further speed up management decision-making and to further strengthen corporate governance in the future.

In consideration of these circumstances, the Company has decided to abolish the pure holding company system and change to a simpler group structure, centered on the Kiyo Bank, the Company’s subsidiary company which is a business company, in order to expedite decision-making, to promote efficiency in operations, establish a healthier and sounder financial position, and to make continued contributions to revitalizing the regional economy through its stable financial functions.

2.	Outline of the Merger

(1)	Schedule of the Merger

Resolution at the meeting of the Board of Directors	May 13, 2013 (Monday)
Date of Execution of the Agreement	May 13, 2013 (Monday)
Record Date of General Meeting of Shareholders	March 31, 2013 (Sunday)
Date of Ordinary General Meeting of Shareholders	June 27, 2013 (Thursday) (Scheduled)
Date of Delisting of the Company	September 26, 2013 (Thursday) (Scheduled)
Planned Date of Merger (Effective Date)	October 1, 2013 (Tuesday) (Scheduled)

(2)	Method of Merger

The merger between the Company and the Kiyo Bank (hereinafter referred to as “the Merger”) will be carried out as an absorption-type merger with the Kiyo Bank being the surviving company and the Company being the absorbed company, subject to the approval of the general meeting of shareholders and the class meeting of shareholders and the approval of the authorities concerned, etc. The Company will be liquidated on the effective date.

The Company will be delisted on September 26, 2013. The Kiyo Bank, the surviving company of the absorption-type merger, plans to list on the First Section of the Tokyo Stock Exchange, effective on October 1, 2013, the effective date of the Merger, after passing a resolution on revisions of the Articles of Incorporation, including the abolition of a provision to issue share certificates to make the Kiyo Bank a listed company, at its general meeting of shareholders and its class meeting of shareholders to be held on June 27, 2013.

(3)	Allotment related to the Merger

	The Kiyo Bank (The surviving company in an absorption-type merger)	Kiyo Holdings (The absorbed company in an absorption-type merger)
Allotment related the Merger (Ratio of merger)	10	1

	Ratio of Share Allotment

One common share of the Kiyo Bank will be allotted and issued to holders of every ten common shares of the Company (excluding the shares owned by the Company).

One preferred share of the Kiyo Bank will be allotted and issued to holders of every ten Class-1 preferred shares of the fourth issue of the Company.

(Note)	The number of new shares of the Kiyo Bank to be issued upon the Merger (planned)

	Common shares: 73,401,730 shares	Preferred shares: 2,300,000 shares

The above number of common shares corresponds to the planned number of shares that will be allotted to the number of common shares (734,017,305 shares) after deducting the number of treasury shares owned by the Company (10,999,748 shares) from the number of issued shares of the Company as of March 31, 2013 (745,017,053 shares). (The above number of shares is subject to change due to a change in the treasury shares of the Company, etc.) The above number of preferred shares corresponds to the number of shares that will be allotted to the number of issued Class-1 preferred shares of the fourth issue of the Company as of March 31, 2013 (23,000,000 shares).

‚	Basis of Calculation of Allotment related to the Merger, etc.

The Merger will be effected between a parent company and its wholly-owned subsidiary. Therefore, the shareholder composition in the Kiyo Bank after the Merger will remain basically unchanged from that in the Company. The rights held by each shareholder will not be substantially affected by the Merger because preferred shares that are substantially similar to Class-1 preferred shares of the fourth issue of the Company will be allotted.

Accordingly, in order to avoid any disadvantage to the shareholders, which is the first priority, to maintain the current unit of investment amount of shares in the Company in terms of the unit of investment amount of shares in the Kiyo Bank after the Merger, and to follow the securities listing regulations of the Tokyo Stock Exchange, one common share and one preferred share of the Kiyo Bank after the Merger will be allotted to holders of every ten common shares and every ten preferred shares of the Company, respectively. At the same time, the share unit will be changed from 1,000 shares to 100 shares, as specified in the Articles of Incorporation of the Kiyo Bank after the Merger. (The unit of trading of common shares of the Kiyo Bank, which will be planned to be listed on the First Section of the Tokyo Stock Exchange, effective on October 1, 2013, will be 100 shares.)

As mentioned above, evaluation by third parties will not be conducted because there will be no substantial change in the shareholder composition and in the rights held by each shareholder by the Merger.

(Note 1)	Handling of shares less than one unit

Any shareholder of the Kiyo Bank with less than a full unit common share (less than 100 shares) who is currently holding less than 1,000 common shares of the Company after the Merger will not be able to sell shares less than one unit on stock exchanges in the same way as before the Merger; however, such a shareholder may request that the Kiyo Bank buy back his or her shares less than one unit, pursuant to Article 192 Paragraph 1 of the Companies Act. In addition, when a revision in the Articles of Incorporation, separately made by the Kiyo Bank, to include a provision for handling an application for the sale of shares less than one unit pursuant to Article 194 of the Companies Act, comes into effect, such a shareholder may request that the Kiyo Bank sell the number of shares which will constitute one share unit together with shares less than one unit held by the shareholder, pursuant to Article 194 of the Companies Act and the provisions of the Article of Incorporation of the Kiyo Bank (hereinafter, this request is referred to as the “application for sale.”). However, such application for sale cannot be accepted in cases such as where the total number of shares specified in the application for sale exceeds the number of treasury shares held by the Kiyo Bank.

(Note 2)	Handling of a fractional unit

The Kiyo Bank will distribute an amount of money equivalent to a fractional unit to the shareholders who will be allotted the fractional unit of the Kiyo Bank due to the Merger, pursuant to Article 234 of the Companies Act and other related laws.

ƒ	Common and Preferred Shares of the Kiyo Bank held by the Company

The common and preferred shares of the Kiyo Bank held by the Company will be treasury shares held by the Kiyo Bank after the Merger. The Kiyo Bank will cancel such shares on the effective date of the Merger.

(4)	Handling of Share Acquisition Rights and Corporate Bonds with Share Acquisition Rights

No matter is applicable to the above.

3.	Outline of the Companies Concerned (as of March 31, 2013)

	The Surviving Company in an Absorption-type Merger		The Absorbed Company in an Absorption-type Merger
(1) Names of Companies	The Kiyo Bank, Ltd.		Kiyo Holdings, Inc.
(2) Address	35 Honmachi 1-chome, Wakayama-shi, Wakayama		35 Honmachi 1-chome, Wakayama-shi, Wakayama
(3) Title and Name of Representative	Hiroomi Katayama, President		Hiroomi Katayama, President
(4) Lines of Business	Banking		Bank holding company
(5) Stated Capital	80,096 million yen		58,350 million yen
(6) Date of establishment	May 2, 1895		February 1, 2006
(7) Number of Issued Shares(*)	Common shares	669,595,567 shares	Common shares	745,017,053 shares
	Preferred shares of the second issue	8,000,000 shares	Class-1 preferred shares of the fourth issue	23,000,000 shares

	Class 2 preferred shares	16,100,000 shares
(8) Fiscal Year End	March 31		March 31
(9) Numbers of Employees	2,242 persons (non-consolidated)		49 persons (non-consolidated)
(10) Major Shareholders and Shareholding Ratios(*)	Kiyo Holdings 100%		Common Shares
			Japan Trustee Services Bank, Ltd. (Trust Account)	3.16%
			The Master Trust Bank of Japan, Ltd. (Trust Account)	2.28%
			Kiyo Financial Group Employee Stock Ownership Plan	2.15%
Class-1 Preferred Shares of the Fourth Issue
			Resolution and Collection Corporation	100%

(*) The put option of Class-1 preferred shares of the fourth issue has been in effect in exchange for common shares since October 1, 2011.

(11) Relationships between the Companies Concerned

Capital Relationship	The Company is the parent company of the Kiyo Bank, holding 100% of issued shares of the latter.
Personnel Relationship	Four directors and five auditors of the Company hold the positions of directors and auditors of the Kiyo Bank concurrently.
Business Relationship	The Company is the pure holding company of the Kiyo Bank.
Status Regarding to Related Parties	The Kiyo Bank is a consolidated subsidiary of the Company and is a related party.

(12) Operating Results and Financial Condition in the Past Three Years
Fiscal Year	The Kiyo Bank, Ltd. (consolidated)			Kiyo Holdings, Inc. (consolidated)
	Ended March 2011	Ended March 2012	Ended March 2013	Ended March 2011	Ended March 2012	Ended March 2013
Consolidated Net Assets	150,078	168,239	177,766	165,994	183,034	190,604
Consolidated Total Assets	3,761,867	3,847,061	3,921,351	3,771,269	3,854,842	3,927,469
Consolidated Net Assets per Share (in yen)	162.09	189.12	226.50	177.31	201.64	235.27
Consolidated Ordinary Profit	84,384	81,574	84,963	87,220	84,327	87,206
Consolidated Ordinary Income	12,975	16,182	28.880	11,249	14,666	27,242
Consolidated Current Net Income	8,438	9,265	19,906	6,637	7,602	18,125
Consolidated Current Net Income per Share (in yen)	11.56	12.85	29.11	8.29	9.67	24.31
Dividend per Common Share (in yen)	4.00	4.00	4.00	3.00	3.00	3.00

(Unit: Millions in Yen excluding specified numbers)

4.	Status after the Merger

Surviving Company in an Absorption-type Merger
(1) Name of Company	The Kiyo Bank, Ltd.
(2) Address	35 Honmachi 1-chome, Wakayama-shi, Wakayama
(3) Title and Name of Representative	Hiroomi Katayama, President
(4) Line of Business	Banking
(5) Stated Capital	80,096 million yen
(6) Fiscal Year End	March 31
(7) Net Assets(*)	190,604 million yen
(8) Total Assets(*)	3,927,469 million yen
(9) The Stock Exchange of the Listing	The First Section of the Tokyo Stock Exchange

(*)	The Merger will be effected between a parent company and its wholly-owned subsidiary. Therefore, the numbers of the Company as of the end of March, 2013, the fiscal year end are shown above.

5.	Outline of Accounting Process

The Merger falls under the category of a transaction under common control, stipulated by “Accounting Standards for Business Combinations” (ASBJ Statement No. 21, December 26, 2008) and “Guidance to Application of Accounting Standards for Business Combinations and Accounting Standards for Separation of Business, etc.” (ASBJ Guidance No. 10, December 26, 2008).

6.	Outlook

As the Kiyo Bank is a consolidated subsidiary of the Company, the impact from the Merger will be insignificant on the performance of the current term and onwards.

Lastly, the earnings forecast for the term ending March 2014, announced today, has taken the impact of the Merger into consideration.

End

(Reference)	The Current Consolidated Earnings Forecast (announced on May 13, 2013) and the Previous Consolidated Earnings Results (Unit: Millions in Yen)

	Consolidated Ordinary Profit	Consolidate Ordinary Income	Consolidated Current Net Income
Current Earnings Forecast (Term ending March 2014)	75,200	11,500	8,200
Previous Earnings Results (Term ended March 2013)	87,206	27,242	18,125

<Contact Person regarding this transaction> Group Planning Division Hashimoto TEL 073 - 426 - 5111

Note Regarding Forward-looking Statements

This document includes “forward-looking statements” that reflect the plans and expectations of Kiyo Holdings, Inc. and the Kiyo Bank, Ltd. in relation to, and the benefits resulting from, their merger described above. To the extent that statements in this document do not relate to historical or current facts, they constitute forward-looking statements. These forward-looking statements are based on the current assumptions and beliefs of the two companies in light of the information currently available to them, and involve known and unknown risks, uncertainties and other factors. Such risks, uncertainties and other factors may cause the actual results, performance, achievements or financial position of one or both of the two companies (or the post-transaction group) to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. The two companies undertake no obligation to publicly update any forward-looking statements after the date of this document. Investors are advised to consult any further disclosures by the two companies (or the post-transaction group) in their subsequent domestic filings in Japan and filings with the U.S. Securities and Exchange Commission.

The risks, uncertainties and other factors referred to above include, but are not limited to:

(1) economic and business conditions in and outside Japan;

(2) changes in trade, monetary and fiscal policies and laws;

(3) changes in investor sentiment or consumer spending or savings behavior;

(4) ability of the post-transaction group to manage effectively its capital and liquidity;

(5) changes in the value of assets held by the post-transaction group;

(6) changes in laws and regulations (including laws and regulations applicable to the banking and financial services industries) relating to the two companies’ business activities;

(7) interruptions in or restrictions on business activities due to natural disasters, accidents and other causes;

(8) the two companies’ being unable to complete the merger; and

(9) difficulties in realizing the expected benefits of the post-transaction group.